                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             ____________________

                                 SCHEDULE 13G
                                (RULE 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO
                          FILED PURSUANT TO 13d-2(b)
                               (AMENDMENT NO. 2)


                      GASONICS INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
                               (NAME OF ISSUER)


                                 COMMON STOCK
--------------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)


                                  367278 10 8
--------------------------------------------------------------------------------
                                (CUSIP NUMBER)

                               December 31, 1999
--------------------------------------------------------------------------------
            (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE TO WHICH THIS SCHEDULE IS FILED:

/ /  RULE 13d-1(b)
/ /  RULE 13d-(c)
/X/  RULE 13d-1(d)

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------------------------                                -----------------------
CUSIP NO. 367278 10 8                 13G               Page 2 of 8 Pages
------------------------                                -----------------------


-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     MONTE M. TOOLE
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /  (b) /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
-------------------------------------------------------------------------------
    NUMBER                    (5) SOLE VOTING POWER
      OF                          887,729 SHARES
    SHARES                   --------------------------------------------------
 BENEFICIALLY                 (6) SHARED VOTING POWER
 OWNED BY EACH                    997,999.00 SHARES HELD BY THE MONTE M. TOOLE
   REPORTING                      FAMILY LIMITED PARTNERSHIP, OF WHICH MONTE
    PERSON                        TOOLE IS THE SOLE GENERAL PARTNER AND
     WITH                         THEREFORE MAY BE DEEMED TO HAVE SHARED VOTING
                                  POWER.
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  887,729 SHARES
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  997,999.00 SHARES HELD BY THE MONTE M. TOOLE
                                  FAMILY LIMITED PARTNERSHIP, OF WHICH MONTE
                                  TOOLE IS THE SOLE GENERAL PARTNER AND
                                  THEREFORE MAY BE DEEMED TO HAVE SHARED
                                  DISPOSITIVE POWER.
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          887,729 SHARES
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            /X/
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          6.0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
          IN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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------------------------                                -----------------------
CUSIP NO. 367278 10 8                 13G               Page 3 of 8 Pages
------------------------                                -----------------------


-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

     MONTE M. TOOLE FAMILY LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) / /  (b) /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
-------------------------------------------------------------------------------
    NUMBER                    (5) SOLE VOTING POWER
      OF                          997,999 SHARES OF WHICH MONTE TOOLE IS THE
    SHARES                        SOLE GENERAL PARTNER AND, AS SUCH, MAY BE
 BENEFICIALLY                     DEEMED TO HAVE SHARED POWER TO VOTE THE
 OWNED BY EACH                    SHARES.
   REPORTING                 --------------------------------------------------
    PERSON                    (6) SHARED VOTING POWER
     WITH                         SEE RESPONSE TO ROW 5
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  997,999 SHARES OF WHICH MONTE TOOLE IS THE
                                  SOLE GENERAL PARTNER AND, AS SUCH, MAY BE
                                  DEEMED TO HAVE SHARED DISPOSITIVE POWER OF
                                  THE SHARES.
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  SEE RESPONSE TO ROW 7.
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          997,999
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          6.8%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 8 Pages


ITEM 1(a)      NAME OF ISSUER:

               GaSonics International Corporation


ITEM 1(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               2540 Junction Avenue
               San Jose, CA  95134


ITEM 2(a)      NAME OF PERSON FILING:

          This statement is filed by Monte M. Toole and Monte M. Toole Family Limited Partnership (the "Partnership") sometimes collectively referred to as the "Reporting Persons."

          The Reporting Persons may be deemed to be a "group" for the purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 and the rules thereunder (the "Act"), although each expressly disclaims any assertion or presumption that such persons constitutes a "group." The filing of this Statement and the Agreement attached as Exhibit 1 hereto should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more persons.


ITEM 2(b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               2540 Junction Avenue
               San Jose, CA  95134


ITEM 2(c)      CITIZENSHIP:

               See row 4 of cover page of every entity


ITEM 2(d)      TITLE OF CLASS OF SECURITIES:

               Common Stock

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                               Page 5 of 8 Pages


ITEM 2(e)      CUSIP NUMBER:

               367278 10 8


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

               Not Applicable


ITEM 4.        OWNERSHIP.

               (a) Amount Beneficially Owned: See Row 9 of cover page for each Reporting Person.

               (b) Percent of Class: See Row 11 of cover page for each Reporting Person.

               (c)  Number of shares as to which such person has:

                    (i) sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

                    (ii) shared power to vote or to direct the vote: See row 6 of cover page for each entity

                    (iii) sole power to dispose or to direct the disposition of: See Row 7 of cover page for each Reporting Person.

                    (iv) shared power to dispose or to direct the disposition of: See row 8 of cover page for each entity


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not Applicable


ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not Applicable

                               Page 6 of 8 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not Applicable


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. The Reporting Person may be deemed to be a "group" for the purposes of Section 13(d) and 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or the other persons on whose behalf this statement is filed constitutes a "group." The filing of this statement should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more persons.


ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not Applicable


ITEM 10.       CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                               Page 7 of 8 Pages


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date: February 11, 2000



/s/ Monte M. Toole
------------------------------
Monte M. Toole



MONTE M. TOOLE FAMILY LIMITED PARTNERSHIP

By: /s/ Monte M. Toole
    --------------------------

Title:  General Partner
       -----------------------

                               Page 8 of 8 Pages


                                   EXHIBIT 1

                      AGREEMENT RELATING TO JOINT FILING
                                OF SCHEDULE 13G


          The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of GaSonics International Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.



Date: February 11, 2000



/s/ Monte M. Toole
------------------------------
Monte M. Toole



MONTE M. TOOLE FAMILY LIMITED PARTNERSHIP

By: /s/ Monte M. Toole
    --------------------------

Title:  General Partner
       -----------------------